EXHIBIT 4.02

EXECUTION VERSION
EIGHTH AMENDMENT TO CREDIT AGREEMENT

THE STEAK N SHAKE COMPANY, an Indiana corporation (the “Company”) and FIFTH THIRD BANK, a Michigan banking corporation, formerly known as Fifth Third Bank (Central Indiana), and Fifth Third Bank, Indiana (Central) (the “Bank”), being parties to that certain Credit Agreement dated as of November 16, 2001, as previously amended (collectively, the “Agreement”), agree to further amend the Agreement by this Eighth Amendment to Credit Agreement (this “Amendment”) as follows.

1.            DEFINITIONS.  All defined terms used herein not otherwise defined in this Amendment shall have their respective meanings set forth in the Agreement.

(a)	Amended Definitions. The following definitions appearing under Section 1 of the Agreement are hereby amended and restated in their respective entireties as follows:

c.	"Applicable Spread" means that number of Basis Points to be taken into account in determining the LIBOR-based Rate determined by reference to the Company’s ratio of Funded Debt to EBITDA as follows:

Ratio of Funded Debt to EBITDA	Applicable Spread
> 4.00	250 b.p.
> 3.00 but < 4.00	200 b.p.
> 2.00 but < 3.00	150 b.p.
< 2.00	100 b.p.

Effective as of the date of the Eighth Amendment, the Applicable Spread shall be the highest tier. Thereafter, the Applicable Spread shall be determined as of the end of each fiscal quarter upon receipt of the Company’s quarterly financial statements delivered in accordance with Section 5(b)(ii) herein.

x.
“Loan Document” means any of this Agreement, the Revolving Note, the Guaranties, all Reimbursement Agreements, the Security Agreement, the Intercreditor Agreement, and any other instrument or document which evidences or secures the Loan or Letters of Credit, or which expresses an agreement as to terms applicable to the Loan or Letters of Credit, and in the plural means any two or more of the Loan Documents, as the context requires.

jj.
“Prudential Note Purchase Agreement” means that certain Amended and Restated Note Purchase and Private Shelf Agreement dated as of September 20, 2002, entered into by and among the Company, Prudential, Prudential Investment Management, Inc., and each Prudential Affiliate party thereto, as amended, and as it may hereafter be amended, modified, or restated from time to time.

(b)	New Definitions. The following new definitions are hereby added to Section 1 of the Agreement as follows:

vv.	“Collateral” is used as defined in Section 4(a) herein.

ww.
“Eighth Amendment” means that certain agreement entitled “Eighth Amendment to Credit Agreement” entered into by and between the Company and the Bank dated as of May 16, 2008, for the purpose of amending this Agreement.

xx.	“Intercreditor Agreement” is used as defined in Section 4(b) herein.

yy.
“Noteholders” means Prudential Investment Management, Inc., The Prudential Insurance Company of America, Pruco Life Insurance Company, and United of Omaha Life Insurance Company, and their respective successors and assigns.

zz.	“Security Agreement” is used as defined in Section 4(a) herein.

2.            THE REVOLVING LOAN.  Sections 2(a)(i) and 2(a)(iv) and the first sentence of Section 2(a)(ii) of the Agreement are hereby amended and restated in their respective entireties, and a new Section 2(a)(vi) is hereby added to the Agreement, all as follows:

(i)
The Commitment -- Use of Proceeds.  From the date of the Eighth Amendment and until the Revolving Loan Maturity Date, the Bank agrees to make Advances (collectively, the “Revolving Loan”) to the Company from time to time under a revolving line of credit of amounts not exceeding in the aggregate principal amount at any time outstanding the amounts shown for the corresponding periods (such amount for each period hereinafter called the “Commitment”) in the following chart:

Period	Commitment
Commencing on the date of the Eighth Amendment and until and on 7/31/08	$45,000,000
On 8/1/08, and at all times thereafter until the Revolving Loan Maturity Date	$40,000,000

Proceeds of the Revolving Loan may be used by the Company only to fund general corporate purposes.

(ii)
Method of Borrowing.  The obligation of the Company to repay the Revolving Loan shall be evidenced by a Promissory Note of the Company in the form of Exhibit “A” attached to the Eighth Amendment (the “Revolving Note”).

(iv)
Unused Fee.  The Company  shall pay to the Bank a facility  or unused fee for each partial or full calendar quarter during which the Commitment is outstanding equal to, as of the date of the Eighth Amendment, thirty (30) Basis Points per annum of the average daily excess of the Commitment over the aggregate outstanding principal balance of the Revolving Loan.  For purposes of calculating the unused fee, the aggregate amount available to be drawn under all outstanding Letters of Credit shall be added to the aggregate outstanding principal balance of the Revolving Loan for the same period.  Unused fees for each calendar quarter shall be due and payable within ten (10) calendar days following the Bank's submission of a statement of the amount due, and if not paid by such date, then such fees may be debited by the Bank to any demand deposit account of the Company carried with the Bank without further authority.  Such fees shall be calculated on the basis of a year of 360 days and actual days elapsed.

(vi)
Excess Utilization Fee.
In addition to the payment of accrued interest and the unused fee provided in Section 2(a)(iv) herein, commencing on the date of the Eighth Amendment, the Company shall also pay to the Bank an excess utilization fee equal to fifty (50) Basis Points per annum on the daily amount by which the aggregate outstanding principal amount of the Revolving Loan on and after May 1, 2008, and until and on July 31, 2008, is in excess of $40,000,000. The excess utilization fee shall be due and payable monthly within ten (10) calendar days following the Bank's submission of a statement of the amount due, and if not paid by such date, then such fees may be debited by the Bank to any demand deposit account of the Company carried with the Bank without further authority. Such fees shall be calculated on the basis of a year of 360 days and actual days elapsed.

3.            FINANCIAL COVENANTS.  Sections 5(g)(i) and 5(g)(ii) of the Agreement are hereby amended and restated in their respective entireties as follows:

(i)
Maximum Ratio of Funded Debt to EBITDA. As of the end of each period of four (4) consecutive fiscal quarters ending as of the last day of each fiscal quarter commencing with the period of four (4) consecutive fiscal quarters ending on April 9, 2008, the Company shall maintain a ratio of Funded Debt to EBITDA of not more than 4.75 to 1.00.

(ii)
 Debt Service Coverage Ratio.  As of the end of each period of four (4) consecutive fiscal quarters ending as of the last day of each fiscal quarter commencing with the period of four (4) consecutive fiscal quarters ending on Aril 9, 2008, the Company shall maintain a debt service coverage ratio of not less than .70 to 1.00.  For purposes of this covenant, the phrase "debt service coverage ratio" means the ratio of: (A) the sum of net income, interest expense, plus rent expense, to (B) the sum of interest expense, rent expense, the Current Portion of all lease obligations, plus the Current Portion of all long term debt. The term “Current Portion” means all payments scheduled to be paid over the twelve (12) month period immediately following the date of determination.

4.            SECURITY AGREEMENT.  New Section 4(a) is hereby added to the Agreement as follows:

a.
Security Agreement.  The Obligations shall be secured by a security interest in all of the Company's equipment, inventory, accounts receivable, chattel paper, software, general intangibles and all deposit accounts maintained by the Company individually or jointly with the Bank or any of the Bank's affiliates, all whether now owned  or hereafter acquired, and in all proceeds thereof (all such business assets on which a lien is granted to the Bank hereinafter collectively referred to as the “Collateral”), which security interest will be created by a Security Agreement  in the form attached to the Eighth Amendment as Exhibit "E" (the "Security Agreement").  The Security Agreement shall provide a security interest in the Collateral described therein subject only to liens and security interests described in the exceptions enumerated in Section 6(b) herein.

b.
Intercreditor Agreement. The liens on the Collateral granted to the Bank and also granted to the Noteholders will be given equal priority and treated as pari passu pursuant to the terms of the Intercreditor and Collateral Agency Agreement entered into by the Noteholders and the Bank, both in its individual capacity and in the role of collateral agent for itself and the Noteholders, contemporaneously with execution of the Eighth Amendment in the form of Exhibit “F” attached to thereto (the “Intercreditor Agreement”).

5.            NEW STORES.  New Section 6(k) is hereby added to the Agreement as follows:

k.	Additional Stores. The Company shall not open more than nine (9) new stores during its 2008 fiscal year.

6.            EVENTS OF DEFAULT.  New Section 8(h) is hereby added to the Agreement as follows:

h.
Default under Prudential Note Purchase Agreement.  Default shall occur under the Prudential Note Purchase Agreement, or there shall occur an event under the Prudential Note Purchase Agreement, if the effect of such default or occurrence is to accelerate the maturity of the indebtedness provided thereunder or to permit the holders of such indebtedness to cause such indebtedness to become due and payable prior to its scheduled maturity.

7.            REPRESENTATIONS AND WARRANTIES.  In order to induce the Bank to enter into this Amendment, the Company affirms that the representations and warranties contained in the Agreement are correct as of the date of this Amendment, except that (i) they shall be deemed to also refer to this Amendment as well as all documents named herein and, (ii)  Section 3(d)  of  the Agreement  shall be deemed also to refer to the most recent audited and unaudited financial statements of the Company delivered to the Bank.

8.            EVENTS OF DEFAULT.  The Company certifies to the Bank that no Event of Default or Unmatured Event of Default under the Agreement, as amended by this Amendment, has occurred and is continuing as of the date of this Amendment.

9.            CONDITIONS PRECEDENT.  As conditions precedent to the effectiveness of this Amendment, the Bank shall have received the following contemporaneously with execution and delivery of this Amendment, each duly executed, dated and in form and substance satisfactory to the Bank:

(i)	This Amendment duly executed by the Company.

(ii)	The Revolving Note in the form of Exhibit "A" attached hereto duly executed by the Company.

(iii)	The Reaffirmation of Guaranty Agreement in the form attached hereto as Exhibit "B" duly executed by Steak n Shake Operations, Inc.

(iv)	The Reaffirmation of Guaranty Agreement in the form attached hereto as Exhibit "C" duly executed by Steak n Shake Enterprises, Inc.

(v)	The Reaffirmation of Guaranty Agreement in the form attached hereto as Exhibit "D" duly executed by SnS Investment Company.

(vi)	A Security Agreement in the form attached hereto as Exhibit "E" duly executed by the Company.

(vii)	The Intercreditor Agreement executed by Prudential and the Prudential Affiliates, and acknowledged by the Company, in the form attached hereto as Exhibit “F.”

(viii)
Resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance, respectively, of this Amendment, the Revolving Note, Security Agreement, and all other Loan Documents provided for in this Amendment to which the Company is a party certified by the Secretary of the Board of Directors of the Company as being in full force and effect and duly adopted as of the date hereof.

(ix)
The Certificate of the Secretary of the Board of Directors of the Company certifying the names of the officer or officers authorized to execute this Amendment, the Revolving Note, Security Agreement, and all other Loan Documents provided for in this Amendment to which the Company is a party, together with a sample of the true signature of each such officer, dated as of the date of this Amendment.

(x)
Resolutions of the Board of Directors of Steak n Shake Operations, Inc., an Indiana corporation, authorizing the execution, delivery and performance, respectively, of its Reaffirmation of Guaranty Agreement and all other Loan Documents provided for in this Amendment to which Steak n Shake Operations, Inc. is a party certified by the Secretary of the Board of Directors of Steak n Shake Operations, Inc. as being in full force and effect and duly adopted as of the date hereof.

(xi)
The Certificate of the Secretary of the Board of Directors of Steak n Shake Operations, Inc. certifying the names of the officer or officers authorized to execute its Reaffirmation of Guaranty Agreement and all other Loan Documents provided for in this Amendment to which Steak n Shake Operations, Inc. is a party, together with a sample of the true signature of each such officer, dated as of the date of this Amendment.

(xii)
Resolutions of the Board of Directors of Steak n Shake Enterprises, Inc., an Indiana corporation, authorizing the execution, delivery and performance, respectively, of its Reaffirmation of Guaranty Agreement and all other Loan Documents provided for in this Amendment to which Steak n Shake Enterprises, Inc. is a party certified by the Secretary of the Board of Directors of Steak n Shake Enterprises, Inc. as being in full force and effect and duly adopted as of the date hereof.

(xiii)
The Certificate of the Secretary of the Board of Directors of Steak n Shake Enterprises, Inc. certifying the names of the officer or officers authorized to execute its Reaffirmation of Guaranty Agreement and all other Loan Documents provided for in this Amendment to which Steak n Shake Enterprises, Inc. is a party, together with a sample of the true signature of each such officer, dated as of the date of this Amendment.

(xiv)
Resolutions of the Board of Directors of SnS Investment Company, an Indiana corporation, authorizing the execution, delivery and performance, respectively, of its Reaffirmation of Guaranty Agreement and all other Loan Documents provided for in this Amendment to which SnS Investment Company is a party certified by the Secretary of the Board of Directors of SnS Investment Company as being in full force and effect and duly adopted as of the date hereof.

(xv)
The Certificate of the Secretary of the Board of Directors of SnS Investment Company certifying the names of the officer or officers authorized to execute its Reaffirmation of Guaranty Agreement and all other Loan Documents provided for in this Amendment to which SnS Investment Company is a party, together with a sample of the true signature of each such officer, dated as of the date of this Amendment.

(xvi)	An amendment fee in the amount of $100,000 payable to the Bank by the Company contemporaneously with the execution of this Amendment.

10.            WAIVERS.  The Bank hereby consents to, and waives the prohibition provided in Section 6(b) of the Agreement against, the Company granting to the noteholders under the Prudential Note Purchase Agreement a security interest in the Collateral on the condition that the priority of such lien is equal to and pari passu with the lien granted by the Company to the Bank in the Collateral, pursuant to the terms of the Intercreditor Agreement in form and content satisfactory to the Bank.    The Bank also  waives the prohibition provided in Section 6(c) of the Agreement against the Company or any Subsidiary guaranteeing the obligations of any other person, in order to allow Steak n Shake Operations, Inc., an Indiana corporation, Steak n Shake Enterprises, Inc., an Indiana corporation, and SnS Investment Company, an Indiana corporation, to guarantee the Company’s obligations to the Noteholders under the Prudential Note Purchase Agreement. Nothing contained herein shall be deemed to be a waiver of the violation of any other term or provision of the Agreement, whether now or in the future, nor shall the Bank be deemed to have waived the same or similar provisions in the future, unless specifically stated by the Bank in writing.

11.            PRIOR AGREEMENTS.  The Agreement, as amended by this Amendment, supersedes all previous agreements and commitments made or issued by the Bank with respect to the Loans and all other subjects of this Amendment, including, without limitation, any oral or written proposals which may have been made or issued by the Bank.

12.            EFFECT OF AMENDMENT.  The provisions contained herein shall serve to supplement and amend the provisions of the Agreement.  To the extent that the terms of this Amendment conflict with the terms of the Agreement, the provisions of this Amendment shall control in all respects.

13.            REAFFIRMATION.  Except as expressly amended by this Amendment, all of the terms and conditions of the Agreement shall remain in full force and effect as originally written and as previously amended.

14.            COUNTERPARTS.   This Amendment may be executed in any number of counterparts, each of which shall be an original and all of which when taken together shall be one and the same agreement.

IN WITNESS WHEREOF, the Company and the Bank have executed and delivered in Indiana this Eighth Amendment Credit Agreement by their respective duly authorized officers as of  May 16, 2008.

THE STEAK N SHAKE COMPANY, an Indiana corporation

By:	/s/ David C. Milne
Vice President, General Counsel and Corporate Secretary

FIFTH THIRD BANK, a Michigan banking corporation, formerly known as Fifth Third Bank (Central Indiana), and Fifth Third Bank, Indiana (Central)

By:	/s/ William J. Krummen
William J. Krummen, Vice President

SCHEDULE OF EXHIBITS

Exhibit "A"	-	Promissory Note (Revolving Loan) ($45,000,000.00) (The Steak n Shake Company)

Exhibit "B"	-	Reaffirmation of Guaranty Agreement (Steak n Shake Operations, Inc.)

Exhibit "C"	-	Reaffirmation of Guaranty Agreement (Steak n Shake Enterprises, Inc.)

Exhibit "D"	-	Reaffirmation of Guaranty Agreement (SnS Investment Company)

Exhibit “E”	-	Security Agreement (The Steak n Shake Company)

Exhibit “F”	-
Intercreditor and Collateral Agency Agreement (Prudential Investment Management, Inc., The Prudential Insurance Company of America, Pruco Life Insurance Company, United of Omaha Life Insurance Company, and Fifth Third Bank, individually and as Collateral Agent)

Exhibit "A"

PROMISSORY NOTE
(Revolving Loan)
$45,000,000.00
Indianapolis, Indiana
                                                                                               Dated: May 16, 2008
Final Maturity: January 30, 2009

On or before January 30, 2009 (“Final Maturity”), THE STEAK N SHAKE COMPANY, an Indiana corporation (the “Maker”) promises to pay to the order of FIFTH THIRD BANK, a Michigan banking corporation, formerly known as Fifth Third Bank (Central Indiana), and Fifth Third Bank, Indiana (Central) (the “Bank”) at the principal office of the Bank at Indianapolis, Indiana, the principal sum of Forty-Five Million and 00/100 Dollars ($45,000,000.00), or so much of the principal amount of the Loan represented by this Note as may be disbursed by the Bank pursuant to the terms of the Credit Agreement described below, and to pay interest on the unpaid principal balance outstanding from time to time as provided in this Note.

This Note evidences indebtedness (the “Loan”) incurred or to be incurred by the Maker under a revolving line of credit extended to the Maker by the Bank under a Credit Agreement dated as of November 16, 2001, as amended (the “Credit Agreement”).  All references in this Note to the Credit Agreement shall be construed as references to that Agreement as it may be amended from time to time.  The Loan is referred to in the Credit Agreement as the “Revolving Loan.”  Subject to the terms and conditions of the Credit Agreement, the proceeds of the Loan may be advanced and repaid and re-advanced until Final Maturity.  The principal amount of the Loan outstanding from time to time shall be determined by reference to the books and records of the Bank on which all Advances under the Loan and all payments by the Maker on account of the Loan shall be recorded.  Such books and records shall be deemed primafacie to be correct as to such matters. The terms “Advance” and “Banking Day” are used in this Note as defined in the Credit Agreement.

Interest on the unpaid principal balance of the Loan outstanding from time to time prior to and after maturity will accrue at the rate or rates provided in the Credit Agreement.  Prior to maturity, accrued interest shall be due and payable on the last Banking Day of each month commencing on the last Banking Day of April, 2008.  After maturity, interest shall be due and payable as accrued and without demand.  Interest will be calculated by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding.

The entire outstanding principal balance of this Note shall be due and payable, together with accrued interest, at Final Maturity.  Principal may be prepaid, but only as provided in the Credit Agreement.

If any installment of interest due under the terms of this Note is not paid when due, then the Bank or any subsequent holder of this Note may, subject to the terms of the Credit Agreement, at its option and without notice, declare the entire principal amount of the Note and all accrued interest immediately due and payable.  Reference is made to the Credit Agreement which provides for acceleration of the maturity of this Note upon the happening of other “Events of Default” as defined therein.

If any installment of interest due under the terms of this Note prior to maturity is not paid in full within ten (10) days when due, then the Bank at its option and without prior notice to the Maker, may assess a late payment fee in an amount equal to the greater of $20.00 or five percent (5%) of the amount past due.  Each late payment fee assessed shall be due and payable on the earlier of the next regularly scheduled interest payment date or the maturity of this Note.  Waiver by the Bank of any late payment fee assessed, or the failure of the Bank in any instance to assess a late payment fee shall not be construed as a waiver by the Bank of its right to assess late payment fees thereafter.

All payments on account of this Note shall be applied first to expenses of collection, next to any late payment fees which are due and payable, next to interest which is due and payable, and only after satisfaction of all such expenses, fees and interest, to principal.

The Maker and any endorsers severally waive demand, presentment for payment and notice of nonpayment of this Note, and each of them consents to any renewals or extensions of the time of payment of this Note without notice. All amounts payable under the terms of this Note shall be payable with expenses of collection, including attorneys' fees, and without relief from valuation and appraisement laws.

This Note supersedes and replaces that certain Promissory Note (Revolving Loan) made by the Maker payable to the order of the Bank dated December 7, 2007, in the principal amount of $50,000,000.00 and maturing on January 30, 2009.

This Note is made under and will be governed in all cases by the substantive laws of the State of Indiana, notwithstanding the fact that Indiana conflicts of law rules might otherwise require the substantive rules of law of another jurisdiction to apply.

THE STEAK N SHAKE COMPANY, an Indiana corporation

              By:   /s/ David C. Milne
            David C. Milne
            Vice President, General Counsel and Corporate Secretary

Exhibit "B"

REAFFIRMATION OF GUARANTY AGREEMENT
(Steak n Shake Operations, Inc.)

The undersigned (the “Guarantor”), being the Guarantor under that certain Guaranty Agreement dated as of November 16, 2001 (the “Guaranty”), pursuant to which the undersigned guaranteed the obligations of THE STEAK N SHAKE COMPANY, an Indiana corporation (the “Company”) to FIFTH THIRD BANK, a Michigan banking corporation, formerly known as Fifth Third Bank (Central Indiana),and  Fifth Third Bank, Indiana (Central) (the “Bank”) under the terms  of that certain Credit Agreement (the “Agreement”) dated as of November 16, 2001, entered into by and between the Company and the Bank, as previously amended, hereby consents to the execution of that certain Eighth Amendment to Credit Agreement to be entered into by and between the Company and the Bank dated as of even date herewith (the “Amendment”), hereby agrees that the Obligations (as defined in the Guaranty) shall include the obligations of the Company to the Bank under the Agreement as amended by the Amendment, which Amendment, among other things, revises the amount of the Revolving Loan, modifies certain financial covenants, and grants liens on the Company’s business assets, and the undersigned reaffirms its Obligations under, and agrees to be bound by, the terms of the Guaranty.

Further, the Guarantor acknowledges that while it may be the present practice of the Bank to obtain the undersigned’s consent to the execution and delivery of the Amendment, the Bank may discontinue any such practice in the future and such discontinuance shall not be construed as a waiver of the Bank’s right, in its discretion, to enter into any further amendments to or grant any further waivers of any of the terms and conditions of the Agreement without the consent of the undersigned, and the Bank’s failure to request or obtain the consent of the undersigned to any such amendment or waiver shall not affect the liability of the undersigned to the Bank under the Guaranty.

IN WITNESS WHEREOF, the undersigned has executed this Reaffirmation of Guaranty Agreement by its duly authorized officer as of May 16, 2008.

 STEAK N SHAKE OPERATIONS, INC., an Indiana corporation

By:   /s/ David C. Milne
David C. Milne
Vice President, General Counsel and Corporate Secretary

STATE OF INDIANA	)
           ) SS:
COUNTY OF Marion	)

Before me, a Notary Public in and for said County and State, personally appeared David C. Milne, the Vice President, General Counsel and Corporate Secretary of STEAK N SHAKE OPERATIONS, INC., an Indiana corporation, who as such authorized officer acknowledged execution of the foregoing Reaffirmation of Guaranty Agreement on behalf of said corporation this 16th day of May, 2008.

Signature:                  /s/ Lisa Blythe
Printed:                      Lisa Blythe, Notary Public
My Commission Expires:  3/3/2015

My County of Residence: Johnson

Exhibit "C"

REAFFIRMATION OF GUARANTY AGREEMENT
(Steak n Shake Enterprises, Inc.)

The undersigned (the “Guarantor”), being the Guarantor under that certain Guaranty Agreement dated as of August 21, 2006 (the “Guaranty”), pursuant to which the undersigned guaranteed the obligations of THE STEAK N SHAKE COMPANY, an Indiana corporation (the “Company”) to FIFTH THIRD BANK, a Michigan banking corporation, formerly known as Fifth Third Bank (Central Indiana), and Fifth Third Bank, Indiana (Central) (the “Bank”) under the terms  of that certain Credit Agreement (the “Agreement”) dated as of November 16, 2001, entered into by and between the Company and the Bank, as previously amended, hereby consents to the execution of that certain Eighth Amendment to Credit Agreement to be entered into by and between the Company and the Bank dated as of even date herewith (the “Amendment”), and hereby agrees that the Obligations (as defined in the Guaranty) shall include the obligations of the Company to the Bank under the Agreement as amended by the Amendment, which Amendment, among other things, revises the amount of the Revolving Loan, modifies certain financial covenants, and grants liens on the Company’s business assets, and the undersigned reaffirms its Obligations under, and agrees to be bound by, the terms of the Guaranty.

Further, the Guarantor acknowledges that while it may be the present practice of the Bank to obtain the undersigned’s consent to the execution and delivery of the Amendment, the Bank may discontinue any such practice in the future and such discontinuance shall not be construed as a waiver of the Bank’s right, in its discretion, to enter into any further amendments to or grant any further waivers of any of the terms and conditions of the Agreement without the consent of the undersigned, and the Bank’s failure to request or obtain the consent of the undersigned to any such amendment or waiver shall not affect the liability of the undersigned to the Bank under the Guaranty.

IN WITNESS WHEREOF, the undersigned has executed this Reaffirmation of Guaranty Agreement by its duly authorized officer as of  May 16, 2008.

STEAK N SHAKE ENTERPRISES, INC., an Indiana corporation

By:   /s/ David C. Milne
David C. Milne
Vice President, General Counsel and Corporate Secretary

STATE OF INDIANA	)
           ) SS:
COUNTY OF Marion	)

Before me, a Notary Public in and for said County and State, personally appeared David C. Milne, the Vice President, General Counsel and Corporate Secretary of STEAK N SHAKE ENTERPRISES, INC., an Indiana corporation, who as such authorized officer acknowledged execution of the foregoing Reaffirmation of Guaranty Agreement on behalf of said corporation this 16th day of May, 2008.

Signature:                  /s/ Lisa Blythe
Printed:                      Lisa Blythe, Notary Public
My Commission Expires:  3/3/2015

My County of Residence: Johnson

Exhibit "D"
REAFFIRMATION OF GUARANTY AGREEMENT
(SnS Investment Company)

The undersigned (the “Guarantor”), being the Guarantor under that certain Guaranty Agreement dated as of November 16, 2001 (the “Guaranty”), pursuant to which the undersigned guaranteed the obligations of THE STEAK N SHAKE COMPANY, an Indiana corporation (the “Company”) to FIFTH THIRD BANK, a Michigan banking corporation, formerly known as Fifth Third Bank (Central Indiana), a Michigan banking corporation and formerly known as Fifth Third Bank, Indiana (Central) (the “Bank”) under the terms  of that certain Credit Agreement (the “Agreement”) dated November 16, 2001, entered into by and between the Company and the Bank, as previously amended, hereby consents to the execution of that certain Eighth Amendment to Credit Agreement to be entered into by and between the Company and the Bank dated as of even date herewith (the “Amendment”), and hereby agrees that the Obligations (as defined in the Guaranty) shall include the obligations of the Company to the Bank under the Agreement as amended by the Amendment, which Amendment, among other things, revises the amount of the Revolving Loan, modifies certain financial covenants, and grants liens on the Company’s business assets, and the undersigned reaffirms its Obligations under, and agrees to be bound by, the terms of the Guaranty.

Further, the Guarantor acknowledges that while it may be the present practice of the Bank to obtain the undersigned’s consent to the execution and delivery of the Amendment, the Bank may discontinue any such practice in the future and such discontinuance shall not be construed as a waiver of the Bank’s right, in its discretion, to enter into any further amendments to or grant any further waivers of any of the terms and conditions of the Agreement without the consent of the undersigned, and the Bank’s failure to request or obtain the consent of the undersigned to any such amendment or waiver shall not affect the liability of the undersigned to the Bank under the Guaranty.

IN WITNESS WHEREOF, the undersigned has executed this Reaffirmation of Guaranty Agreement by its duly authorized officer as of  May 16, 2008.

SnS INVESTMENT COMPANY, an Indiana corporation

By:   /s/ David C. Milne
David C. Milne
Vice President, General Counsel and Corporate Secretary

STATE OF INDIANA	)
           ) SS:
COUNTY OF Marion	)

Before me, a Notary Public in and for said County and State, personally appeared David C. Milne, the Vice President, General Counsel and Corporate Secretary of SnS INVESTMENT COMPANY, an Indiana corporation, who as such authorized officer acknowledged execution of the foregoing Reaffirmation of Guaranty Agreement on behalf of said corporation this 16th day of May, 2008.

Signature:                  /s/ Lisa Blythe
Printed:                      Lisa Blythe, Notary Public
My Commission Expires:  3/3/2015

My County of Residence: Johnson

Exhibit "E"

SECURITY AGREEMENT

THE STEAK N SHAKE COMPANY, an Indiana corporation (the “Company”), hereby grants to FIFTH THIRD BANK, a Michigan banking corporation, formerly known as Fifth Third Bank (Central Indiana), and Fifth Third Bank, Indiana (Central), in its capacity as Collateral Agent for itself as the Bank under the Credit Agreement and for the benefit of the Noteholders described herein (the “Collateral Agent”), a security interest in  all of the Company’s Equipment, Inventory, Accounts Receivable, General Intangibles, Chattel Paper, Deposit Accounts, and Software, whether now owned or hereafter acquired, and in the proceeds thereof, to secure the payment and performance of all of the Obligations.  Such security interest is granted on the terms stated in this Security Agreement (this “Security Agreement”).

l.            DEFINITIONS.  As used in this Security Agreement, the following terms have the meanings indicated when used with the initial letter capitalized:

(a)            “Account Debtor” means a party who is obligated to the Company with respect to any Account Receivable, or General Intangible.

(b)            “Accounts Receivable” or “Account” is used as defined in the Uniform Commercial Code.

(c)            “Bank” means Fifth Third Bank in its individual capacity.

(d)            “Chattel Paper” is used as defined in the Uniform Commercial Code.

(e)            “Collateral” means all property or rights in which a security interest is granted under this Security Agreement.

(f)            “Collateral Account” is used as defined in Paragraph 10(a).

(g)            “Collateral Agent Expenses” shall mean, without limitation, all costs and expenses incurred by the Collateral Agent in connection with the performance of its duties under this Security Agreement or the Intercreditor Agreement, including the realization upon or protection of the Collateral or enforcing or defending any lien upon or security interest in the Collateral or any other action taken in accordance with the provisions of this Agreement, expenses incurred for legal counsel in connection with the foregoing, and any other costs, expenses or liabilities incurred by the Collateral Agent for which the Collateral Agent is entitled to be reimbursed or indemnified by the Company pursuant to this Agreement or by the Senior Lenders pursuant to this Security Agreement or the Intercreditor Agreement.

(h)            “Collateral Agent Obligations” shall mean all obligations of the Company to pay, reimburse or indemnify the Collateral Agent for any Collateral Agent Expenses.

(i)            “Credit Agreement” means that certain Credit Agreement entered into by and between the Company and the Bank dated as of November 16, 2001, as amended from time to time.

(j)            "Credit Facilities" means all loans, letters of credit, and any and all other credit facilities extended to or on behalf of the Company pursuant to the Credit Agreement or the Prudential Note Purchase Agreement.

(k)            “Default” means an “Event of Default” as defined in the Credit Agreement or in the Prudential Note Purchase Agreement, as applicable.

(l)            “Deposit Accounts” means all demand, time, savings, passbook, and similar accounts of the Company maintained with the Collateral Agent or any other bank.

(m)           “Equipment” means all of the furniture, fixtures, machinery, equipment, and other Goods of the Company, other than Inventory, farm products, or consumer goods, together with all tools, accessories, parts and accessions now in, attached to or hereafter placed in or added to such property, and any replacements of any such property.

(n)            “General Intangibles” is used as defined in the Uniform Commercial Code.

(o)            “Goods” is used as defined in the Uniform Commercial Code.

(p)            “Intercreditor Agreement”  means that certain Intercreditor and Collateral Agency Agreement entered into by and among the Noteholders and the Bank, in its individual capacity and as Collateral Agent for itself and the Noteholders, dated as of even date herewith.

(q)            “Inventory” means all Goods which are held for sale or lease to customers or which are furnished, have been furnished or are to be furnished under contracts of service, or which are raw materials, work in process or materials used or consumed in the Company’s business.

(r)            “Letters of Credit” shall mean the letters of credit issued under Section 2(b) of the Credit Agreement.

(s)            “Letter of Credit Collateral Obligations” shall mean all of the obligations of the Company under Section 9 of the Credit Agreement to deposit cash with the Collateral Agent with respect to Outstanding Letter of Credit Exposure.

(t)            “Loan and Reimbursement Obligations”  shall mean principal amount of the Revolving Loan and the reimbursement obligations due the Bank with respect to Letters of Credit.

(u)            “Noteholders” means Prudential Investment Management, Inc., The Prudential Insurance Company of America, Pruco Life Insurance Company, and United of Omaha Life Insurance Company, and their respective successors and assigns, and any other party who becomes a noteholder pursuant to the Prudential Note Purchase Agreement.

(v)            “Obligations” means the Collateral Agent Obligations, the Loan and Reimbursement Obligations, the Letter of Credit Collateral Obligations, the principal amount of the Senior Secured Notes, and all of the other present or future indebtedness, liabilities and obligations of the Company now or hereafter owed to any or all of the Collateral Agent, the Bank or the Noteholders, evidenced by or arising under, by virtue of or pursuant to this Security Agreement, the Credit Agreement, the Prudential Note Purchase Agreement,  the Revolving Note or the Senior Secured Notes, whether such indebtedness, liabilities and obligations are direct or indirect, joint, several or joint and several, or now exist or hereafter arise, and all renewals and extensions thereof, including, without limitation, all interest on the Revolving Loan and the Senior Secured Notes and any Yield Maintenance Amounts.  The term “Obligations” shall include all of the foregoing indebtedness, liabilities and obligations, whether or not allowed as a claim in any bankruptcy, insolvency, receivership or similar proceeding.

(w)            “Outstanding Letter of Credit Exposure” at any time shall mean the undrawn face amount of all outstanding Letters of Credit at such time.

(x)            “Prudential Note Purchase Agreement” means that certain Amended and Restated Note Purchase and Private Shelf Agreement dated as of September 20, 2002, entered into by and among the Company, The Prudential Insurance Company of America, Prudential Investment Management, Inc., and each Prudential Affiliate party thereto, as amended, and as it may hereafter be amended, modified, or restated from time to time.

(y)            “Revolving Loan” is used as defined in the Credit Agreement.

(z)            “Revolving Note” is used as defined in the Credit Agreement.

(aa)          “Senior Lenders” means the Bank and the Noteholders, collectively.

(bb)          “Senior Secured Notes” means the Company’s 8.29% Series G Senior Notes due August 23, 2010, the Company’s 5.66% Series I Senior Notes due 2011, and any and all other shelf notes issued from time to time pursuant to the Prudential Note Purchase Agreement.

(cc)          “Software” is used as defined in the Uniform Commercial Code.

(dd)          “Subsidiary” and “Subsidiaries” are used as defined in the Credit Agreement.

(ee)          “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of Indiana, or in the state where the relevant collateral is located.

2.            FINANCING STATEMENTS.  The Company authorizes the Collateral Agent at the expense of the Company to file a financing statement or statements in those public offices deemed necessary by the Collateral Agent to perfect the security interest granted to it herein.  The Company shall execute and deliver any document that the Collateral Agent may request to perfect or to further evidence or perfect the security interest created by this Security Agreement including, without limitation, any certificate or certificates of title to the Collateral with the security interest of the Collateral Agent noted thereon or executed applications for such certificates of title.

3.            LOCATION, INSPECTION AND PROTECTION OF COLLATERAL.  Unless the Company gives the Collateral Agent not less than ten (10) days prior written notice of additional locations at which Inventory and Equipment shall be kept, all Inventory and Equipment is kept and shall be kept at the following addresses:

See Schedule I attached hereto

Unless the Company gives the Collateral Agent written notice of the location of additional offices where records of the Company relative to Accounts Receivable, Chattel Paper, and General Intangibles are kept, all such records of the Company shall be kept at the following address:

36 South Pennsylvania Street, Suite 500
Indianapolis, Indiana  46204

which, the Company represents, is also the address of its principal office.  The Company shall not change the location of its principal office or state of organization or its legal name under which it is organized as of the date hereof unless the Company gives the Collateral Agent not less than 30 days’ prior written notice of such event.  The Company shall, at all reasonable times and in a reasonable manner, allow the officers, attorneys and accountants of the Collateral Agent to examine, inspect, photocopy and make abstracts from the Company’s books and records and to verify Equipment and Inventory, the latter both as to quantity and quality, and to arrange for verification of Accounts Receivable, under reasonable procedures, directly with the Account Debtors or by other methods.  The Company shall also deliver to the Collateral Agent upon request any promissory notes or other papers evidencing any Account and any guaranty or collateral and all Chattel Paper together with appropriate endorsements and assignments and any information relating thereto and shall do anything else the Collateral Agent may reasonably require to further protect the Collateral Agent’s interest in the Collateral.  If any of the Collateral consists of Equipment normally used in more than one state and the Company intends to use any of such Collateral in any jurisdiction other than a state in which the Company shall have previously advised the Collateral Agent such Collateral is to be used, the Company shall not commence use in such other jurisdiction except upon ten (10) days prior written notice to the Collateral Agent.

4.            FIXTURES.  None of the Collateral is attached to real estate so as to constitute a fixture.  If any Collateral is hereafter so attached to any real estate, notice of the common address, legal description, and name of the owner of record of such real estate shall be furnished to the Collateral Agent at least ten (10) days prior to such attachment.  If any Collateral is hereafter attached to real estate prior to the perfection of the security interest created by this Security Agreement in such Collateral, the Company shall, on demand, furnish the Collateral Agent with a disclaimer of interest in the Collateral executed by each person having an interest in such real estate.

5.            THE COMPANY’S TITLE.  The Company has full and clear title to all of the Collateral presently owned and shall have such title to all Collateral hereafter acquired except for the security interest granted by this Security Agreement and any other lien or security interest permitted under the terms of the Credit Agreement, and the Company shall keep the Collateral free at all times from any lien or encumbrance except those permitted by the Credit Agreement.  No financing statements covering all or any portion of the Collateral is on file at any public office except as may be required or permitted by this Security Agreement and the Credit Agreement.

6.            THE COMPANY’S DUTY TO MAINTAIN THE COLLATERAL.  The Company shall keep all tangible Collateral in good order and repair and shall not waste or destroy any of the Collateral.  The Company shall not use the Collateral in violation of any statute or ordinance or contrary to the provisions of any policy of insurance thereon.

7.            INSURANCE.  In addition to maintaining such insurance on the Collateral as is required by the Credit Agreement, the Company shall, upon the reasonable request of the Collateral Agent, keep the Collateral insured against such additional risks, in such amounts and under such policies as the Collateral Agent may reasonably require and with such companies as shall be reasonably acceptable to the Collateral Agent.  All policies providing insurance on the Collateral shall provide that any loss thereunder shall be payable to the Collateral Agent under a standard form of secured lender’s loss payable endorsement.  The Company authorizes the Collateral Agent to endorse on the Company’s behalf and to negotiate drafts reflecting proceeds of insurance on the Collateral, provided that the Collateral Agent shall remit to the Company such surplus, if any, as remains after the proceeds have been applied at the Collateral Agent’s option, (a) to the satisfaction of all of the Obligations or to the establishment of a cash collateral account for the Obligations, or (b) to the replacement or repair of the Collateral; provided, however, that so long as no Default exists, and provided further that the Company can demonstrate to the Collateral Agent’s satisfaction that any proposed replacement or repair of collateral is economically and physically feasible, such proceeds shall be applied, at the Company’s option and to the extent necessary, as provided in the foregoing clause (b).  Certificates evidencing the existence of all of the insurance required under the Credit Agreement, the Prudential Note Purchase Agreement,  or this Security Agreement shall be furnished to the Collateral Agent by the Company and the original policies providing such insurance shall be delivered to the Collateral Agent at its request.

8.            ADVANCES TO PROTECT COLLATERAL.  Upon failure of the Company to procure any required insurance or to remove any prohibited encumbrance upon the Collateral or if any policy providing any required insurance is canceled, the Collateral Agent may procure such insurance or remove any encumbrance on the Collateral and any amounts expended by the Collateral Agent for such purposes shall be immediately due and payable by the Company to the Collateral Agent and shall be added to and become a part of the Obligations secured hereby and shall bear interest at the Bank’s Prime Rate, as defined in the Credit Agreement, plus three percent (3%) per annum.

9.            DEALING WITH COLLATERAL PRIOR TO DEFAULT.  Prior to Default and thereafter until the Collateral Agent shall notify the Company of the revocation of such authority:

(a)  the Company may, in the ordinary course of business, at its own expense, sell, lease or furnish under contracts of service, any of the Inventory normally held by the Company for such purposes, provided that a sale in the ordinary course of business shall not include a transfer in total or partial satisfaction of a debt, and the Company may use and consume, in the ordinary course of its business, any raw materials, work in process or materials normally held by it for such purposes;

(b)  the Company shall, at its own expense, endeavor to collect, when due, all amounts due with respect to any Accounts or General Intangibles, and shall take such action with respect to collection as the Collateral Agent may reasonably request or, in the absence of such request, as the Company may deem advisable in accordance with sound business practice, and

(c)  the Company may grant, in the ordinary course of business, to any Account Debtor, any rebate, refund or adjustment to which such Account Debtor may be entitled, and may accept, in connection therewith, the return of the goods, the sale or lease of which shall have given rise to the obligation of the Account Debtor.

10.            DEALING WITH COLLATERAL AFTER DEFAULT.  After Default and upon the request of the Collateral Agent:

(a)  the Company, upon receipt of any checks, drafts, cash or other remittances in payment of Inventory sold or in payment of Accounts Receivable of the Company, shall deposit the same in a special collateral account (the “Collateral Account”) maintained with the Collateral Agent; such proceeds shall be deposited in the form received except for the indorsement of the Company when required, which indorsement the Collateral Agent is authorized to make on the Company’s behalf, and shall be held by the Collateral Agent as security for all Obligations;

(b)  the Company shall deliver to the Collateral Agent all other instruments and Chattel Paper which constitute proceeds from the sale of Collateral, whether then held or thereafter acquired; and

(c)  the Company shall keep segregated any such checks, drafts, cash, other instruments, Chattel Paper or other remittances from any of the Company’s other funds or property and shall hold such items in trust for the benefit of the Collateral Agent until delivery to the Collateral Agent or deposit in the Collateral Account and the Collateral Agent may apply all or any portion of the funds on deposit in the Collateral Account against any Obligations in the order of application provided for in the Credit Agreement or, absent such provision, at the discretion of the Collateral Agent.

After Default, the Collateral Agent may notify any Account Debtor to make payment directly to the Collateral Agent of any amounts due or to become due under any Account Receivable, General Intangible instrument or Chattel Paper and the Collateral Agent may enforce the collection of any Account Receivable, General Intangible, instrument or Chattel Paper in its name or in the name of the Company, by suit or otherwise, and may surrender, release or exchange all or any part thereof or compromise or extend or renew for any period, whether or not longer than the original period, any indebtedness thereunder or evidenced thereby, and any Account Debtor will be fully protected in relying upon the representation of the Collateral Agent that it has authority under the terms of this Security Agreement to deal with any Account Receivable, General Intangible, instrument or Chattel Paper and need not look beyond this Security Agreement and such representation of the Collateral Agent to establish the Collateral Agent’s authority in that regard.

11.            SUBSTITUTION AND SALE OF EQUIPMENT.  The Company may from time to time so long as no Default has occurred and is continuing, substitute items of Equipment so long as any new Equipment becomes subject to the security interest created by this Security Agreement and is subject to no prior liens or security interest other than those permitted by the Credit Agreement.  So long as no Default has occurred and is continuing or would result therefrom, the Company may, in the ordinary course of its business, sell or otherwise dispose of any items of Equipment for which substitutes have been obtained or which are no longer useful to the Company in its operations, provided that at least 10 days prior written notice of any proposed disposition of any material amount of Equipment in a single or a planned series of transactions is given to the Collateral Agent.  Upon the request of the Company, the Collateral Agent will deliver an appropriate release of its security interest in any item of Equipment disposed of by the Company pursuant to the provisions of this paragraph.

12.            REMEDIES UPON DEFAULT.  Upon the occurrence of any Default the Collateral Agent shall have with respect to the Collateral, in addition to all rights and remedies specified in the Credit Agreement, this Security Agreement or any other agreement between the Company and the Collateral Agent, the remedies of a secured party under the Uniform Commercial Code, regardless of whether the Code in such form has been enacted in the jurisdiction in which any such right or remedy is asserted.  Any notice required by law, including but not limited to notice of the intended disposition of all or any portion of the Collateral, shall be deemed reasonably and properly given if given at least 10 days prior to such disposition in the manner prescribed for the giving of notices in the Credit Agreement.  Any proceeds of the disposition of any of the Collateral shall be applied first to the payment of the expenses of the retaking, holding, repairing, preparing for sale and sale of the Collateral, including reasonable attorneys’ fees and legal expenses in connection therewith and any balance of such proceeds shall be applied by the Collateral Agent to the Obligations in such order as the Collateral Agent shall determine.

13.            RELATION TO CREDIT AGREEMENT AND PRUDENTIAL NOTE PURCHASE AGREEMENT.  This Security Agreement is given pursuant to the terms of the Credit Agreement and the Prudential Note Purchase Agreement, and shall be deemed a part thereof and subject to the terms and conditions thereof.

14.            AUTHORITY.  In order to induce the Collateral Agent to accept this Security Agreement and to make the Credit Facilities available to the Company, the Company represents and warrants to the Collateral Agent that: (i) the Company is a corporation organized, existing and in good standing under the laws of the State of Indiana; (ii) the execution and delivery of this Security Agreement are within the Company’s corporate powers, have been duly authorized by all necessary corporate action and do not contravene or conflict with any provision of law or of the Articles of Incorporation or ByLaws of the Company or of any agreement binding upon the Company or its properties; (iii) the principal office of the Company is located at 36 South Pennsylvania Street, Suite 500, Indianapolis, Indiana  46204; (iv) this Security Agreement is the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms; and (v) the exact legal name of the Company is as it appears on the signature line hereof.

15.            NOTICES.  Any notice required or otherwise given concerning this Security Agreement by either party to the other shall be given as notices are required to be given under the terms of the Credit Agreement.

16.            RELATION TO INTERCREDITOR AGREEMENT.  Notwithstanding anything to the contrary which may be contained herein, the terms of the Intercreditor Agreement are incorporated herein and made a part hereof, and in the event of a conflict between the terms of this Security Agreement and the Intercreditor Agreement, the terms of the Intercreditor Agreement shall control.

Dated as of  May 16, 2008.

THE STEAK N SHAKE COMPANY, an Indiana corporation
             By:   /s/ David C. Milne
            David C. Milne
            Vice President, General Counsel and Corporate Secretary

STATE OF INDIANA	)
           ) SS:
COUNTY OF Marion	)

Before me, a Notary Public in and for said County and State, personally appeared David C. Milne, the Vice President, General Counsel and Corporate Secretary of THE STEAK N SHAKE COMPANY, an Indiana corporation, who as such authorized officer acknowledged execution of the foregoing Reaffirmation of Guaranty Agreement on behalf of said corporation this 16th day of May, 2008.

Signature:                  /s/ Lisa Blythe
Printed:                      Lisa Blythe, Notary Public
My Commission Expires:  3/3/2015

My County of Residence: Johnson